Exhibit 99.1

News Release

CONTACT:	Laura Wehby (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-7407	July 9, 2012
Jim Eglseder (Investors)
(513) 534-8424
Debra DeCourcy, APR (Media)
(513) 534-4153

Fifth Third Bancorp Announces Redemption of Fifth Third Capital Trust VI

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted redemption notices to the trustee for redemption on August 8, 2012, of all $862,500,000 of the outstanding trust preferred securities issued by Fifth Third Capital Trust VI (NYSE: FTB B) (CUSIP 31678V206). The Fifth Third Capital Trust VI securities have a current distribution rate of 7.250 percent and a scheduled maturity date of November 15, 2067.

Pursuant to the terms of the trust preferred securities, the securities of Fifth Third Capital Trust VI may be redeemed within ninety (90) days of a “Capital Treatment Event.” The Company has determined that a Capital Treatment Event occurred upon the authorization for publication in the Federal Register of a Joint Notice of Proposed Rulemaking by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency addressing, among other matters, Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and providing detailed information regarding the cessation of Tier 1 capital treatment for outstanding trust preferred securities. The redemption price will be $25 per security, which reflects 100 percent of the liquidation amount, plus accrued and unpaid distributions to the actual redemption date of .422917 per security will be paid. The redemptions will be funded with available cash.

The redemption or paying agent for the Fifth Third Capital Trust VI securities is:

Wilmington Trust

1100 N. Market Street

Mail Drop 1615

Wilmington, DE 19890

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $117 billion in assets and operates 15 affiliates with 1,320 full-service Banking Centers, including 105 Bank Mart® locations open seven days a week inside select grocery stores and 2,405 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 39% interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2012, had $296 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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